Exhibit 10.1

AMENDMENT

TO

ACTIVISION, INC.

1991 Stock Option and Stock Award Plan

The second paragraph of Section 3 of the 1991 Stock Option and Stock Award Plan of Activision, Inc., is hereby deleted in its entirety and the following substituted in lieu thereof:

“In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, extraordinary cash dividend, or other change in corporate structure affecting the Stock, an equitable adjustment shall be made in the aggregate number of shares which may be delivered under the Plan, in the number and/or option price of shares subject to outstanding options granted under the Plan, and/or in the number of shares subject to restricted stock, deferred stock, or other Stock-based awards granted under the Plan as determined by the Committee to be appropriate; provided that the number of shares subject to any AWARD shall always be a whole number; and provided further that, with respect to incentive stock options, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any stock appreciation right associated with any option. In addition, subject to the limitations provided in Section 10, the Committee is authorized to make adjustments in the terms and conditions of, and performance criteria relating to, AWARDS in recognition of unusual or nonrecurring events (including, without limitation, events described in this paragraph) affecting the Corporation or the financial statements of the Corporation, or in response to changes in applicable laws, regulations or accounting principles.”